Exhibit 10.1









              AGREEMENT FOR FIRM INTRASTATE TRANSPORTATION
                          OF NATURAL GAS IN THE
                           STATE OF LOUISIANA


                                 BETWEEN

                 LOUISIANA INTRASTATE GAS COMPANY L.L.C.

                                   AND

                       TRANS LOUISIANA GAS COMPANY
                  A DIVISION OF ATMOS ENERGY CORPORATION



                           TABLE OF CONTENTS


ARTICLE        DESCRIPTION                                  PAGE

 I.            Definitions                                     2

II.            Transportation Service                          4

III.           Pressure                                        6

IV.            Facilities                                      6

 V.            Scheduling and Transportation Limitations       7

VI.            Rates                                           9

VII.           Term                                           10

VIII.          Notices and Addresses                          11

IX.            General Conditions                             12

 X.            Miscellaneous                                  12

               Signatures                                     15

               Exhibit  A

               Exhibit  B

           AGREEMENT FOR FIRM INTRASTATE TRANSPORTATION
                      OF NATURAL GAS IN THE
                       STATE OF LOUISIANA


THIS AGREEMENT is made and entered into this 22nd day of December, 1997, to be effective as of the Effective Date, by and between LOUISIANA INTRASTATE GAS COMPANY L.L.C., a Louisiana limited liability company, hereinafter referred to as "Transporter" and TRANS LOUISIANA GAS COMPANY, a division of
Atmos Energy Corporation, a Texas and Virginia corporation, hereinafter referred to as "Customer."
WITNESSETH                          :
  WHEREAS, Customer has or will have gas available which is produced in the state of Louisiana and is capable of being delivered into Transporter's pipeline system; and
  WHEREAS, Customer desires that Transporter transport such gas on behalf of Customer; and
  WHEREAS, Transporter has the ability in its system to move gas from certain parts of Louisiana to certain other parts of Louisiana to Customer or for further transportation to Customer; and
  WHEREAS, Transporter and Customer are of the opinion that the transaction referred to above is an agreement for the transportation of gas that is not committed or dedicated to interstate commerce, that such gas is produced entirely within the state of Louisiana, and that such transportation will not cause either Transporter or Customer to become regulated as a "Natural Gas Company" within the meaning of the Natural Gas Act of 1938 (15 USC 717, et. seq.), or require Transporter or Customer to invoke a Hinshaw exemption pursuant to Section 1(c) of the Natural Gas Act to avoid such jurisdiction;
  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto covenant and agree as follows:
                               ARTICLE I.
                               DEFINITIONS
Except as otherwise herein provided, the following words and/or terms as used in this Agreement shall have the following scope and meaning:
  1.1 The term "day" shall mean a period of twenty-four (24) consecutive hours beginning and ending at 9:00 a.m. Central Clock Time.
  1.2 The term "month" shall mean the period beginning at 9:00 A.M. Central Clock Time on the first day of the calendar month and ending at 9:00 A.M. Central Clock Time on the first day of the next succeeding calendar month.
  1.3 The term "year" shall mean a period of three hundred sixty-five (365) consecutive days provided, however, that any such year which contains a date of February 29 shall consist of three hundred sixty-six (366) consecutive days.
  1.4 The term "contract year" shall mean one-year periods beginning at 9:00 A.M. Central Clock Time on the Effective Date.
  1.5 The terms "gas" and "natural gas" shall mean natural gas as produced in its natural state whether or not stored or processed prior to delivery, natural gas or any component thereof that has been previously liquefied and restored to its gaseous state prior to delivery to Customer, gas synthesized or manufactured from oil, naphtha, coal or any other material that meets the quality standards contained in this Agreement and which Transporter elects to deliver in lieu of or commingled with one or more of the types of gas described herein.
  1.6 The term "MCF" shall mean one thousand (1,000) cubic feet of gas as determined on the measurement basis set forth in Article B-1 of Exhibit "B" hereto.
  1.7 The terms "British thermal unit" or "Btu" shall mean the amount of heat required to raise the temperature of one pound of pure water from fifty-eight and five-tenths degrees (58.5) Fahrenheit to fifty-nine and five-tenths degrees (59.5) Fahrenheit.
  1.8 The term "MMBtu" shall mean one million (1,000,000) Btu's.
  1.9 The term "heating value" shall mean the gross number of British thermal units, sometimes hereinafter referred to as Btu's, produced by the combustion at constant pressure of the amount of gas saturated with water vapor which would occupy a volume of one (1) cubic foot at a temperature of sixty (60) degrees Fahrenheit, under a pressure equivalent to that of thirty
(30) inches of mercury at thirty-two (32) degrees Fahrenheit and under gravitational force (acceleration 980.665 cm. per sec. per sec.) with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air, and when the water formed by combustion is condensed to the liquid state, and expressed at a pressure base of 15.025 pounds per square inch absolute and adjusted as delivered, provided; however, gas containing a water content not exceeding seven (7) pounds per MMcf shall be considered dry. Where a chromatograph is used instead of a calorimeter, the gross dry Btu shall be determined by analysis but shall be on the equivalent basis as above.
  1.10 The term "equivalent quantity" shall mean a quantity of gas of equal heating value as determined by the product of the volumes in cubic feet and the heating value per cubic foot, minus Customer's pro rata share of the quantity of gas consumed by Transporter as compressor fuel, company use and unaccounted for, which shall not exceed 1%.
  1.11 The term "Points of Delivery" shall mean those points identified on Exhibit "A" as Points of Delivery and such other points as the parties hereto may mutually agree.
  1.12 The term "Points of Redelivery" shall mean those points identified on Exhibit "A" as Points of Redelivery and such other points as the parties hereto may mutually agree.
  1.13    The term  Effective Date  shall mean July 1, 1997.
  1.14 The term Sales Agreement shall mean that certain Agreement For Natural Gas Service for Distribution and Resale dated October 28, 1991, as amended by amendment of even date herewith, between Customer, as buyer, and Transporter, as seller.
  1.15 The term Intrastate Storage Agreement shall mean that certain Firm Intrastate Gas Storage Agreement of even date herewith by and between Equitable Storage Company L.L.C. and Customer.
  1.16 The term 311 Storage Agreement shall mean that certain Firm 311(a)(2) Gas Storage Agreement of even date herewith by and between Equitable Storage Company L.L.C. and Customer.
  1.17 The term 311 Transportation Agreement shall mean that certain Agreement for Firm 311(a)(2) Transportation of Natural Gas in the State of Louisiana of even date herewith by and between Transporter and Customer.

                          ARTICLE II.
                    TRANSPORTATION SERVICE
  2.1 Commencing on the Effective Date, Customer agrees to tender and Transporter agrees to accept at the Points of Delivery for transportation hereunder a quantity of gas each day during the term of this Agreement, scheduled pursuant to the provisions of Article V below, up to 80,000 MMBtu ( Maximum Daily
Quantity ). In the event Customer exceeds 80,000 MMBtu on any given day, under the combination of this Agreement and the 311 Transportation Agreement, then the Maximum Daily Quantity under this Agreement, in combination with the Demand Quantity under the 311 Transportation Agreement, shall be increased to such higher amount for the remaining term of this Agreement. Transporter shall redeliver, or cause to be redelivered, an equivalent quantity of gas to Customer, or for Customer's account, at the Points of Redelivery. Transporter's obligation to accept gas at any single Point of Delivery and to redeliver gas at any single Point of Redelivery, to the extent specified in Exhibit "A," shall be limited to that quantity so specified in Exhibit "A" hereto attached as to each such point, or such greater quantity as Transporter in its sole discretion may accept or redeliver from time to time at such points depending on Transporter's operating requirements.
  2.2 The transportation service provided hereunder shall be for intrastate natural gas only and on a firm basis; provided however, such service shall be subject to the force majeure conditions of Article B-IV of Exhibit B attached hereto and incorporated herein. Customer hereby commits to tender to Transporter for transportation hereunder volumes of natural gas approximately equal to the volumes currently physically served (both sales and transportation) by Transporter to Customer, up to the Maximum Daily Quantity. However, if Customer desires to utilize the transportation service under the 311 Transportation Agreement, it may do so and Customer and Transporter hereby agree that the volumes and payment received by Transporter thereunder shall be credited against Customer s rights and obligations hereunder. In the event amount received by Transporter under the 311 Transportation Agreement is less than the amount provided under Article VI hereof, then Customer shall pay to Transporter each month, as a transportation surcharge under this Agreement, the difference between the rates under this Agreement and the 311 Transportation Agreement times the volume transported under the 311 Transportation Agreement during such month.

                          ARTICLE III.
                            PRESSURE
  3.1 Customer shall cause delivery of the gas at the Points of Delivery at a pressure sufficient to allow the gas to enter Transporter's system at the varying pressures that may exist on such system from time to time; provided, however, that if specified for the Points of Delivery on Exhibit "A" such pressure shall not exceed the maximum allowed delivery pressure specified for each such Point.
  3.2 Transporter shall deliver, or cause to be delivered, the gas transported hereunder for the account of Customer at the Points of Redelivery at pressures that may exist in Transporter's pipeline from time to time; provided, however, that if specified for the Points of Redelivery on Exhibit "A" hereto attached, the pressure of the gas delivered by Transporter shall not exceed the maximum allowed redelivery pressure specified for each such Point.

                             ARTICLE IV.
                             FACILITIES
  4.1 Transporter and Customer recognize that measurement and other facilities exist at the Delivery or Redelivery Points initially identified or those which may be added by amendment. Ownership of such facilities shall remain with the original owner, and operation of meters, instruments and other measurement equipment at such locations shall be in accordance with Article B-I of the General Conditions of Exhibit "B".
  4.2 At Delivery and Redelivery points at which facilities do not yet exist, Transporter shall install, own, operate and maintain, or cause the same to be done, the meter, instruments, equipment, and surface leases necessary to deliver the gas under this Agreement. Installation and operation of meters, instruments and other measurement equipment shall be in accordance with Article B-I of the General Conditions of Exhibit "B" as determined by Transporter in Transporter's reasonable judgment. Transporter shall not be obligated to pay for new facilities required under this Agreement.
                               ARTICLE V.
             SCHEDULING AND TRANSPORTATION LIMITATIONS
  5.1 Customer shall be obligated to notify Transporter by 10:00 a.m. two (2) business days prior to each month as to the daily quantity of gas it desires to be transported during that month. Such notification may be either written or electronic and will indicate the quantity of gas Customer estimates it will deliver to Transporter at each of the Points of Delivery (except Point of Delivery Number 5, the Equitable Storage point, unless Customer knows in advance the quantity it desires to deliver at such point) as well as the quantity to be redelivered by Transporter at each of the Points of Redelivery hereunder (except Points of Redelivery Number 1, the distribution points, and Number 3, the Equitable Storage point, unless Customer knows in advance the quantity it desires to receive at such points).
  5.2 Customer shall give Transporter at least twenty-four (24) hours notice prior to the commencement of any day in which Customer desires to change the quantity of gas it has scheduled to be delivered to Transporter at the Points of Delivery (except Point of Delivery Number 5, the Equitable Storage point). Transporter may waive these notice requirements upon request if in Transporter's judgment operating conditions permit such waiver.
  5.3 It is the intent of the parties that gas delivered, or caused to be delivered, by Customer to Transporter and redelivered by Transporter for the account of Customer shall be as nearly as possible at uniform hourly rates and that the volume tendered at the Points of Delivery shall be equal to that taken by Customer at the Points of Redelivery. Departures from the scheduled deliveries shall be kept to the minimums permitted by the operating conditions.
  5.4 Customer and Transporter agree that (i) confirmed transportation volumes under this Agreement shall be the first gas delivered to the Points of Redelivery, excluding the point with Equitable Storage Company L.L.C., (ii) confirmed transportation volumes under the 311 Transportation Agreement shall be the second gas delivered to the Points of Redelivery (Points of Delivery under the 311 Transportation Agreement), excluding the point with Equitable Storage Company L.L.C., (iii) volumes withdrawn from storage under the Intrastate Storage Agreement shall be the third gas delivered to the Points of Redelivery, and (iv) volumes withdrawn from storage under the 311 Storage Agreement shall be the fourth gas delivered to the Points of Redelivery (Points of Delivery under the 311 Transportation Agreement).
  5.5 Transporter agrees to determine with Customer a method to calculate Customer s peak day and other requirements and to provide a daily tabulation (furnished within 24 hours via fax or other mutually agreeable method) of Customer s estimated natural gas requirements, transportation receipts and deliveries and storage balances. The current methodology utilized for farm taps will be maintained. Customer s gas delivered to the storage Point of Redelivery each month will be the difference between the estimates mentioned above and the actual volumes received and delivered. On any day that Customer s confirmed transportation volumes for delivery to Transporter under this Agreement and the 311 Transportation Agreement exceed the volumes actually physically received by Customer, those excess volumes will be redelivered to the storage Point of Redelivery (Point of Delivery under the 311 Transportation Agreement) on a no notice basis. Conversely, if the volumes delivered to Transporter under this Agreement and the 311 Transportation Agreement are less than the requirements of Customer, then volumes of Customer s gas will be transported from the storage Point of Delivery (Point of Receipt under the 311 Transportation Agreement) to the Points of Redelivery (Points of Delivery under the 311 Transportation Agreement) on a no notice basis.

                          ARTICLE VI.
                            RATES
  6.1 Customer agrees to pay Transporter a demand fee each month equal to the product of $0.75 per MMBtu times the Maximum Daily Quantity applicable for such month, and for all natural gas transported hereunder as measured at the Points of Redelivery (except Point of Redelivery No. 3, ESC), a transportation fee of four cents (4) per MMBtu.
  6.2 Transporter and Customer recognize that the fees per MMBtu specified in this Agreement takes into account the Louisiana Natural Gas Franchise Tax of 1% as applied to the business of Transporter represented by this Agreement. Transporter and Customer agree that if the Louisiana Natural Gas Franchise Tax is increased, or if there is levied by law an additional tax other than an income tax, after the effective date of this Agreement, which tax is levied on or measured by sales, the movement of, the value of, or the quantity of the gas delivered to Customer and which tax is payable by Transporter for the right to sell or transport gas and if Transporter lawfully pays such tax, then Customer shall reimburse Transporter for that portion of the tax paid by Transporter which is attributable under generally accepted accounting principles to that part of Transporter's business represented by this Agreement.
  6.3 Customer agrees to reimburse Transporter for fifty percent (50%) of all filing and other fees in connection with this Agreement that Transporter is obligated to pay to any governmental authority having jurisdiction. Filing and other fees in connection with this Agreement shall be limited to those fees required to implement, commence and continue transportation under this Agreement.

                           ARTICLE VII.
                              TERM
  7.1 Subject to the other provisions hereof, this Agreement shall become effective as of the Effective Date, and shall remain in force and effect for a primary term of five (5) years, and shall continue from year-to-year thereafter. This Agreement may be terminated by either party effective at the end of the fifth contract year or at the end of any subsequent contract year by giving written notice at least six (6) months prior to the end of the applicable contract year.
     7.2  In the event the Louisiana Public Service Commission
( LPSC ) does not allow Customer to recover in its resale rates to its Customers the costs incurred by Customer under this Agreement, the 311 Transportation Agreement, the Intrastate Storage Agreement, the 311 Storage Agreement or the Sales Agreement, then Customer may terminate this Agreement upon thirty
(30) days  prior written notice to Transporter.
  7.3 In the event (i) the LPSC issues an order during the term hereof which requires Customer to unbundle its sales service, or
(ii) either the LPSC or market conditions demand or expect Customer to unbundle its sales service, then Customer may elect to reduce its obligation to transport hereunder pro rata to the extent Customer s system is unbundled (up to and including termination of this Agreement by Customer) upon sixty (60) days prior written notice to Transporter. For purposes hereof, unbundle shall mean the separation of sales service from transportation service and the obligation to offer to provide transportation service only to its end users.

                      ARTICLE VIII.
                  NOTICES AND ADDRESSES
  8.1 Notices - All notices are required to be given in writing. Any correspondence provided for in this Agreement shall be deemed sufficiently given when deposited in the United States mail, postage prepaid, and addressed to the respective parties at such address or such other addresses as the parties respectively shall designate by written notice; provided however, any notice to cancel this Agreement shall be sent Certified Mail.
     8.2  Addresses
          A. Notices and Correspondence - Until Customer is otherwise notified in writing by Transporter, notices and payments to Transporter shall be addressed to Transporter at the address set forth below or at such other address as Transporter may hereafter designate by notifying Customer in writing:
Notices and Correspondence:         Payments:
Louisiana Intrastate Gas            Louisiana Intrastate Gas
  Company L.L.C.                      Company L.L.C.
5555 San Felipe, Suite 2100          Texas Commerce Bank
Houston, Texas  77056                P. O. Box 200674
Attn:  Transportation and            ABA No. 113000609
  Exchange Department                Account No. 00101815455
                                     Houston, Texas  77216-0674
      B. Payments - Customer agrees to make payment hereunder to Transporter for its account by (1) wire transfer, or (2) at the address indicated on the monthly billing, or such other address as Transporter may designate in writing to Customer from time to time.
  Until Transporter is otherwise notified in writing by Customer, notices and invoices to Customer shall be addressed to Customer at the address set forth below or at such other address as Customer may hereafter designate by notifying Transporter in writing:
     Notices, Correspondence and Invoices:
     Trans Louisiana Gas Company
     P. O. Box 650205
     Dallas, Texas  75265-0205
     Attn: Gas Supply Department


                               ARTICLE IX.
                           GENERAL CONDITIONS
  9.1 This Agreement is subject to the General Conditions
Applicable to Agreements for Transportation of Natural Gas in the State of Louisiana, a copy of which is attached hereto and made part hereof as Exhibit "B."

                           ARTICLE X.
                         MISCELLANEOUS
  10.1 Successors and Assigns: This Agreement shall not be assignable by either party hereto without the prior written consent of the other, which such consent shall not be unreasonably withheld. Nothing herein shall be construed to prevent either party or any assignee from pledging all or any part of this Agreement or any benefit accruing hereunder. In the event either Transporter or Customer shall assign its interest in this Agreement it shall in the instrument of assignment cause the assignee to assume its rights and obligations under this Agreement. Except as provided above, no assignment shall relieve a party of its obligations hereunder unless the other party hereto shall consent to the same.
  10.2 Louisiana Law: It is hereby agreed by and between the parties that all aspects of the Agreement, including interpretation of its provisions and any disputes arising hereunder, are to be governed solely and exclusively by Louisiana law.
  10.3 Modifications: No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution of a supplementary written agreement.
  10.4 Intrastate Commerce: Customer and Transporter agree that as a consequence of their voluntary acts none of the gas transported hereunder will be sold or resold, transported, commingled, used or consumed so as to subject the gas or this Agreement to the jurisdiction of the Federal Energy Regulatory Commission, or successor authority, under the Natural Gas Act of 1938 (15 USC Sec. 717, et. seq.). Breach of this promise by either party shall entitle the other party to declare this Agreement terminated ipso facto by written notice to that effect to the offending party. Customer and Transporter agree that any change in applicable law which gives rise to such jurisdiction under circumstances existing at the time of the change shall not be such a cause for termination of this Agreement.
  10.5 Odorization: It is specifically understood and agreed that Customer is responsible for any and all odorization that is or may be required by any statute, ordinance, rule or regulation, and that Customer shall construct, maintain and operate any facilities required for the performance of this obligation. Customer agrees that Transporter shall not be obliged to odorize the gas transported and redelivered hereunder.
     10.6 Governmental Authorization: This Agreement shall be subject to all valid and applicable laws, rules and regulations either Federal, State or local. Transporter and Customer agree that they will comply with and abide by the requirements of any valid and applicable laws, rules and regulations in compliance with their respective obligations to the other hereunder.
Without admitting to or acquiescing in the jurisdiction of the Commissioner of Conservation of the State of Louisiana over this Agreement pursuant to the provisions of LSA R.S. 30:555(b) or of any body either State or Federal and reserving rights with respect thereto, Transporter and Customer contract and agree that each party will, in support of any application of the other, seek pregranted approval for the abandonment of service under this Agreement at the termination of this Agreement by the Assistant Secretary of the Department of Natural Resources for the State of Louisiana, or any other body or otherwise successor, either
Federal or State, that may have or assert jurisdiction over the service provided under this Agreement. Customer and Transporter confirm to each other that the cessation of service at the termination of this Agreement is an important consideration to each, and to this end, both contract and agree with the other that neither will take any action that may be construed by any regulatory official or body that has jurisdiction as a basis for requiring deliveries of gas by Transporter to Customer after the termination of this Agreement. Both agree that at all times they will take appropriate action, and cooperate with the other, to the end that delivery of gas hereunder may be abandoned at the termination of this Agreement and both agree that the termination of this Agreement, for whatever reason shall constitute authority to abandon service hereunder.
  10.7 THIS AGREEMENT shall as of the Effective Date supersede and replace all previous agreements with respect to the transportation of gas between Transporter and Customer.
     IN WITNESS WHEREOF, this Agreement is executed effective as of the date and year first above written.
WITNESS:
                               TRANS LOUISIANA GAS COMPANY
                               a Division of Atmos Energy
                               Corporation

                                By:

                                Title:


WITNESS:

                                LOUISIANA INTRASTATE GAS
                                COMPANY L.L.C.

                                By:

                                Title:

                                EXHIBIT "A"

                            POINTS OF DELIVERY






                                 Location                Quantity
                                                         MMBtu/d
1.Interconnection between Amoco Production Company
and Transporter at the tailgate of the LIG
Liquids Plaquemine Plant.                                  25,000


2.Existing interconnection between Transporter's
facilities and Mobil E&P North America located in
Section 24, Township 12 South, Range 1 East,
Vermilion Parish, Louisiana. (1522/Kaplan Outlet)          25,000


3.Existing central point downstream of
transporter's gathering facilities in the Reddell
field located in Section 21, Township 4 South,
Range 1 East, Evangeline Parish, La.(1118/LL&E)            10,000


4.Existing interconnection between Transporter's
facilities and Amerada Hess Corporation located
in Section 26, Township 11 South, Range 1 East,
Vermilion Parish, Louisiana.(1871/Leleux)                  25,000


5.Existing interconnection between Transporter's
under facilities and Equitable Storage Company
L.L.C. this Agreement in Section 43, Township 12
South, Range 5 East, and the 311 Iberia Parish,
Louisiana. Agreement Combined                               80,000


6.Existing interconnection between Transporter's
facilities and Louisiana Resources Pipeline
Company L.P. located in Section 14, Township 11
South,Range 5 East, St. Martin Parish, Louisiana.          10,000


7.Existing interconnection between Transporter's
facilities and PELICO located in Section 14,
Township 11 North, Range 6 West, Natchitoches
Parish, Louisiana (1377-01-9/Black Lake)                   10,000*


  Points of Delivery shall include all other points as the parties hereto may mutually agree.

  *Limited to months of December, January and February

                          POINTS OF REDELIVERY

                           Location                      Quantity
                                                         MMBtu/d
1. Those points of connection between Transporter
and Customer where gas is physically taken to
serve Customer s actual gas demand for its
distribution systems in the state of
Louisiana.                                            As Required


2. Interconnection between Transporter and
Acadian Gas Pipeline Company located Section
3, Township 10 South, Range 2 East, Ascension
Parish, Louisiana. (1660/Geismar)                       10,000


3. Existing interconnection between Transporter s
facilities and Equitable Storage Company
L.L.C. in Section 43, Township 12 South, Range
5 East, Iberia Parish, Louisiana.              30,000 under this
                                               Agreement and the
                                               311 Agreement Combined


4. Existing interconnection between Transporter s
facilities and Louisiana Gas Pipeline Company,
L.P., located in Section 15, Township 12
South, Range 15 East, St. James Parish,
Louisiana.                                               10,000


5. Existing interconnection between Transporter s
facilities and Louisiana Resources Pipeline
Company L.P. located in Section 14, Township
11 South, Range 5 East, St. Martin Parish,
Louisiana.                                         Up to available
                                                   displacement volume


Points of Redelivery shall include all other points as the parties hereto may mutually agree.

                               EXHIBIT "B"






                 LOUISIANA INTRASTATE GAS COMPANY L.L.C.



                           GENERAL CONDITIONS

                              APPLICABLE TO

                      AGREEMENTS FOR TRANSPORTATION

                             OF NATURAL GAS

                        IN THE STATE OF LOUISIANA

                 LOUISIANA INTRASTATE GAS COMPANY L.L.C.

                           GENERAL CONDITIONS

                              APPLICABLE TO

                      AGREEMENTS FOR TRANSPORTATION

                             OF NATURAL GAS

                        IN THE STATE OF LOUISIANA



                            TABLE OF CONTENTS

ARTICLE       TITLE                                       PAGE

  B-I       Measurements and Tests                       B-1

  B-II      Quality                                      B-7

  B-III Billings and Payments                            B-8

  B-IV      Force Majeure                                B-10

  B-V       Default                                      B-11

  B-VI      Possession and Warranty of Title             B-13

  B-VII Governmental Regulations                         B-14


         GENERAL CONDITIONS

         ARTICLE B-I

         MEASUREMENTS AND TESTS

             1. The measurement of gas at each Point of Delivery and Redelivery shall be accomplished in accordance with the following:
        (a) The unit of volumes for all purposes of measurement hereunder shall be one (1) cubic foot of gas at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fifteen and twenty-five thousandths (15.025) pounds per square inch absolute. The average atmospheric pressure shall be assumed to be fourteen and seven tenths (14.7) pounds per square inch at the Points of Delivery and at the Points of Redelivery. Whenever conditions of temperature and pressure differ from such standard, conversion of the volume from such conditions to the standard conditions shall be made in accordance with the Ideal Gas Laws corrected for deviation of the gas from Boyle's Law in accordance with the methods and formulas prescribed in the American Gas Association's manual for the determination of super-

compressibility factors for natural gas as last amended and
superseded.
        (b) The volume of gas transported hereunder shall be
measured by an orifice meter with flange type connections
installed at the Points of Delivery and at the Points of
Redelivery; provided, however, that if measurement exists at a
Point of Redelivery and is by a positive displacement meter, then such positive meter will be used for measurement of gas at such
Point of Redelivery.  Orifice meters shall be installed, operated and volumes computed in accordance with the American National
Standard publication, Orifice Metering of Natural Gas, ANSI/API
2530, and in such amendments and revisions thereto and
superseding publications thereof.  Differential and static
pressure chart cycles shall not exceed eight (8) days.
        (c) The temperature of the gas transported hereunder
shall be determined by a recording thermometer continuously used and installed so as to record properly the temperature of the gas flowing through each meter.  Temperature chart cycles shall not exceed eight (8) days.
        (d) The specific gravity of the gas shall be determined
at the point(s) of measurement by one of the following methods, mutually acceptable to both parties: (1) by means of a properly installed recording gravitometer of standard manufacture
utilizing the arithmetical average of the hourly specific gravity recorded each day for computing the quantity of gas for that day,
(2) by an on line chromatograph, (3) by continuous sampling, or
(4) if (1), (2) or (3) is not considered feasible, then by use of a portable specific gravity balance of standard manufacture
acceptable to both parties.  Such determination to be made at least once every thirty (30) days.  If the recording gravitometer fails, then the gravity from the chromatograph or the continuous sampler shall be used if installed and working properly.
        (e) The arithmetical average of the hourly temperature
when gas is flowing, the factor for specific gravity according to the latest test therefor and the corrections for deviation from
Boyle's Law applicable during each metering period shall be used to make proper computations of gas volumes measured hereunder.
        (f) The heating value of gas, as defined in Paragraph
1.9 of Article I of this Agreement shall, at Transporter's
option, be determined at each point(s) of measurement hereunder:
(1) by the use of a spot sample taken during such month to be analyzed on a gas chromatograph, (2) by analysis samples from a continuous gas sampler taken by Transporter and/or its nominee by using an analytical chromatograph, (3) by a recording calorimeter installed by Transporter and/or its designee, (4) by an on line chromatograph installed by Transporter and/or its designee or (5)
by application of the methods contained in the American Gas
Association publication, Fuel Gas Energy Metering, Gas
Measurement Committee Report No. 5, and in such amendments and revisions thereto and superseding reports thereof as recommended by such committee.  The heating value however determined shall be converted to the same condition stipulated for the unit of volume in "Article B-I, Paragraph 1.(a)."  If an analytical
chromatograph is used, such analytical chromatograph shall be of a design and manufacture mutually agreeable to both the Customer and the Transporter.  The method of Btu computation for a perfect gas shall be derived from the "Table of Physical Constants of
Paraffin Hydrocarbons and Other Compounds" as published in the
Gas Processors Association Bulletin 2145-84 and superseding
revisions thereof.  The analysis shall be complete and individual values in mol percent or fraction of each hydrocarbon compound shall be listed through CH6.  The CH7 value shall include the sum of the remaining hydrocarbons in the sample and the designated value for CH7's+ shall be 50% CH7 and 50% CH8 or as determined from an extended chromatograph breakdown.  If an on line
chromatograph is used the appropriate CH + configuration shall be set from the program choices by an independent spot analysis, the value of which shall be used to select the program choice closest to the actual CH7 + value.  The analysis shall further include the mol fraction or percent individually of additional compounds contained in chromatographically measurable quantities contained in the sample.  The method to be used for chromatographic
analysis shall be that contained in Gas Processors Association publication number 2261-72, GPA Method of Analysis for Natural and Similar Gaseous Mixtures by Gas Chromatography.
        (g) Upon mutual agreement of the parties, other types of
Btu per cubic foot measuring devices may be installed, operated and Btu computed in accordance with the manufacturer instructions for same and consistent with industry-accepted practices for transmission Btu per cubic foot measurement.
        (h) Gas samples taken from the pipeline system for
purposes of determining or deriving quantitative values that will be used in the computation of gas volume and Btu per cubic foot shall be obtained through use of a probe to be inserted
sufficiently beyond the periphery of the internal pipe walls to assure that the gas being drawn for the sample is free of any liquid accumulation from the internal pipe wall.
        (i) If the method for determining chromatographic
analysis, as set forth in the GPA publication 2261-72, is
revised, both parties agree that this Agreement will be amended accordingly.
        (j)  Transporter's and Customer's measuring and testing
equipment shall be of standard type, installed, operated and maintained as necessary to measure and test gas transported
hereunder.  Transporter shall keep same accurate, and in good repair, and shall test once each month.  Changing of meter
charts, readings, calibrations, tests, repairs and adjustments of
Transporter's measuring and testing equipment shall be done only by employees of Transporter, or its designated representatives.
Customer, or its designated representative shall, in the presence of an employee of Transporter or Transporter's designated
representative, have access to Transporter's measuring and
testing equipment at any reasonable time, and shall have the right to witness tests, calibrations and adjustments thereof.
All tests scheduled hereunder shall be preceded by reasonable notice to Customer.  Upon request of either party hereto for a special test of any meter or auxiliary equipment, but not more often than once every three (3) months, Transporter shall
promptly verify the accuracy of same; provided that the cost of such special test shall be borne by the requesting party, unless the percentage of inaccuracy found is more than two percent (2%).
        If, upon any test, any measuring equipment is found to
be in error, such errors shall be taken into account in a
practical manner in computing the deliveries.  If the resultant aggregate error in the computed receipts is not more than two percent (2%), then previous receipts shall be considered
accurate.  All equipment shall, in any case, be adjusted at the time of test to record correctly.  If, however, the resultant aggregate error in computed receipts exceeds two percent (2%) of a recording corresponding to the average hourly rate of gas flow for the period since the last preceding test, the previous
recordings of such equipment shall be corrected to zero error for any period which is known definitely or agreed upon, but in case the period is not known definitely or agreed upon, such
correction shall be for a period extending back one-half of the time elapsed since the date of the last test, not exceeding a correction period of sixteen (16) days.
        (k) If any meter or auxiliary equipment is out of
service or out of repair for a period of time so that the amount of gas delivered cannot be ascertained or computed from the
reading thereof, then the gas delivered during such period shall be estimated upon the basis of the best data available, using the first of the following methods which is feasible:  (1) by using the registration of any check meter or meters, if installed and accurately registering; or (2) by correcting the error if the percentage of error is ascertainable by calibration tests or mathematical calculations; or (3) by estimating gas volumes on the basis of deliveries during the preceding periods under
similar conditions when the equipment was registering accurately, or by other method(s) mutually acceptable to both parties.
        (l) Upon request of Customer, Transporter shall submit
its measurement charts and records to Customer for examination, the same to be returned within thirty (30) days.  Transporter's measurement charts and records for a given accounting month will be presumed correct if no written objection thereto is served on either party hereto by the other within the twelve (12) month period following any accounting month, but the same shall be retained for a twenty-four (24) month period.
        (m) Customer may install, operate and maintain, at its
sole cost, risk and expense, but in the same manner as is
required for Transporter's equipment hereunder, check measuring and testing equipment of standard type, provided that the same does not interfere with the operation of Transporter's equipment, but the measurement and testing of gas for purposes of this
Agreement shall only be by Transporter's equipment.  Transporter shall have the same rights with respect to said check metering and testing equipment of Customer as are granted to Customer with respect to Transporter's metering and testing equipment.
        (n) If it is determined prior to, or as a result of, in-
service tests, experience and observation by either Customer or
Transporter that pulsations exist that affect the measurement accuracy, then the operator of the facilities agrees to install and operate mechanical dampening equipment necessary to eliminate such pulsations.
        (o) If at any time during the term hereof a new method
or technique is developed with respect to gas measurement, or the determination of the factors used in such gas measurement, such new method or technique may be substituted for the method set forth in this Section when, in Transporter's sole discretion, employing such new method or technique is advisable.  Transporter shall notify Customer in writing of any such election prior to actually implementing such substitution.
                               ARTICLE B-II
                                  QUALITY
   1. The gas delivered and redelivered at each Point(s) of Delivery and Point(s) of Redelivery shall meet the following quality specification:
        (a)  Oxygen - The oxygen content shall not exceed one
percent (1%) by volume of uncombined oxygen, and the parties shall make reasonable efforts to maintain the gas free from
oxygen.
     (b)  Hydrogen Sulphide - The hydrogen sulphide content shall not
exc            eed one (1) grain per one hundred (100) cubic feet of gas.
        (c) Total Sulphur - The total sulphur content, including mercaptans and hydrogen sulphide, shall not exceed ten (10) grains per one hundred (100) cubic feet of gas.
     (d) Carbon Dioxide - The carbon dioxide content shall not exceed two percent (2%) by volume.
     (e) Liquids - The gas shall be free of water and other objectionable liquids at the temperature and pressure at which the gas is delivered and the gas shall not contain any hydrocarbons which might condense to free liquids in the distribution system under normal distribution operating conditions (20 psig and 40oF) and shall in no event contain water vapor in excess of seven (7) pounds per one million (1,000,000) cubic feet.
     (f) Dust, Gums and Solid Matter - The gas shall be commercially free of dust, gums, gum forming constituents and other solid matter.
        (g) Heating Value - The gas delivered shall contain a heating content of not less than nine hundred fifty (950) Btu s per cubic foot.
     (h) Temperature - The gas shall not be delivered at a temperature of less than forty degrees (40o) Fahrenheit, and not more than one hundred twenty degrees (120o) Fahrenheit.
     (i) Nitrogen - The nitrogen content shall not exceed three percent (3%) by volume.
     (j) Hydrogen - The gas shall contain no carbon monoxide, halogens or unsaturated hydrocarbons, and no more than four hundred parts per million (400ppm) of hydrogen.
   2. In the event any gas delivered by Customer to Transporter at any Point of Delivery fails to meet the quality specifications set forth above, Transporter may refuse to accept receipt of such gas until Customer or Customer s supplier shall have corrected the quality deficiency.
   3. In the event any gas delivered by Transporter to Customer at any Point of Redelivery fails to meet the quality specifications set forth above, Customer may refuse to accept receipt of such gas until Transporter shall have corrected the quality deficiency.

                               ARTICLE B-III
                           BILLINGS AND PAYMENTS
    1. Billing Date - Each calendar month during the term hereof, Transporter shall render to Customer at such office as Customer has herein designated, statements showing the calculations of the monthly bill for gas transported by Transporter for Customer during the preceding month.
    2. Payment Date - Not later than ten (10) days following Customer's receipt of such statement, Customer shall make payment to Transporter of amounts due Transporter at such office as Transporter has herein designated as shown by statements furnished Customer in accordance with the foregoing Paragraph.
    3. Error in Bills - In the event any error is discovered in the amount billed in any statements rendered by Transporter, such error shall be adjusted promptly, but shall not be an excuse for non-payment of that part of the bill which was not in error. All statements, meter and billing, shall be considered final if not challenged within twenty-four (24) months after the date of same. If any statement shall have been paid in full and it shall be determined that a disputed part of the statement was paid in error, Transporter shall refund such amount to Customer, together with interest at the rate set forth in Paragraph 5 of this Article B-III over the period that Transporter had possession of the money, within fifteen (15) days after resolution of the dispute.
    4. Access to Billing Data - Customer and Transporter shall have the right to examine the books, records and charts of the other party at all reasonable times to the extent necessary to verify the accuracy of any statement, charge or computation made pursuant to the provision of any Article of this Agreement.
    5. Past Due Payments - In the event Customer fails to pay any of the amount due Transporter when the same is due, interest thereon shall accrue at a rate equal to the sum of the prime rate in effect at such time at the Citibank of New York, plus one percent (1%), not to exceed any applicable maximum lawful rate, payable for the period from the date when such amount is due until the same is paid. Continued default in payment after receipt of written notice for amounts due which are not then subject to a bona fide dispute between the parties shall entitle Transporter to suspend all further performance under this Agreement in addition to all other legal remedies.

                               ARTICLE B-IV
                               FORCE MAJEURE
    1. If by reason of force majeure, either party hereto is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay for transportation services rendered, and if such party gives notice and reasonably full particulars of such force majeure by telephone and then followed up with a written notice to the other party within a reasonable time after the occurrence of the cause relied on, the obligations of the parties, such notice having been given, so far as and to the extent that they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; and such cause shall so far as possible be remedied with all reasonable dispatch, except as provided for in this Section B-IV 4. hereof.
    2. The term "force majeure", as used herein, shall mean any and all circumstances beyond the direct or reasonable control of either party which would make performance of this Agreement impossible or unsafe, and shall include, without limiting the foregoing, acts of God such as landslides, earthquakes, lightning, storms (including but not limited to hurricanes and hurricane warnings), crevasses, floods, washouts, epidemics; acts of public enemies including wars, riots, blockades; civil and military disturbances; insurrections, fires, explosions, freezing; arrests and restraints of government, either federal or state, civil or military; shutdowns for purposes of necessary or required repairs, relocations, or construction of facilities; any operational or mechanical failure such as breakage or accident to machinery or lines of pipe, temporary losses of supply, or failure of surface equipment or pipelines; the necessity for testing pipeline or other equipment as may be required by governmental authority or as deemed necessary by the testing party for the safe operation thereof; any failure to perform or to comply with any obligation or condition of this Agreement due to the inability to obtain necessary materials, supplies, permits, or labor; any industrial disturbance, including strikes or lockouts; or any inability to obtain necessary rights-of-way.
    3. Force majeure affecting the performance hereunder by either party, however, shall not relieve such party of liability in the event of negligence or in the event of failure to use due diligence to remedy the situation and to remove the cause in an adequate manner and with all reasonable dispatch; and such causes or contingencies affecting such performance shall not relieve either party from its obligations to make payment as determined hereunder.
    4. It is understood and agreed that the settlement of strikes, lockouts, or controversies with landowners involving rights-of-way shall be entirely within the discretion of the party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or controversies with landowners involving rights-of-way, by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

                                ARTICLE B-V
                                  DEFAULT
    It is covenanted and agreed that if either party hereto shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of this Agreement, then, in such event, the other party hereto may at its option terminate this Agreement by proceeding as follows: The party claiming the default shall cause a written notice to be served by registered mail or hand delivery on the party allegedly in default, stating specifically the cause for terminating this Agreement and declaring it to be the intention of the party giving the notice to terminate the same; thereupon, the party in default shall have thirty (30) days after the service of the aforesaid notice in which to commence remedying such default or remove the cause or causes stated in the notice for terminating this Agreement, and if within said period of thirty (30) days the party in default does so remedy or remove said cause or causes, or if same cannot be remedied within a thirty (30) day period, shall commence remedial action within such thirty (30) day period and thereafter shall pursue such remedial action with due diligence to completion, then such notice shall be withdrawn and this Agreement shall continue in full force and effect. In case the party in default does not so remedy the default to remove the cause or causes within said period, then the party giving such notice shall have the option of canceling this Agreement at will, on serving written notice of such cancellation to the party in default by registered mail or hand delivery while such default is still unsatisfied. In the event Transporter and Customer cannot agree on whether or not a default has occurred or, if so, on whether or not it has been remedied or removed and suit is filed within such thirty (30) day period, then the party adjudged to be in default by final judgment shall have thirty (30) days from the date of such final judgment within which to comply therewith and thereby prevent such termination. This article shall not limit or control any specific provisin for termination or cancellation of this Agreement contained elsewhere herein. Any cancellation of this Agreement pursuant to the provisions of this article shall be without prejudice to the right of Transporter to collect any amounts then due for gas delivered prior to the time of cancellation. No waiver by either party of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.
                               ARTICLE B-VI
                     POSSESSION AND WARRANTY OF TITLE
    1. As between the parties to this Agreement, each party shall be in control and possession of all gas in that party's facilities. The receiving party shall have no responsibility with respect to any gas deliverable under this Agreement until such gas is received into its facilities on or account of anything which may be done, happen or arise with respect to such gas before such delivery, and the delivering party shall have no responsibility with respect to such gas after its delivery into the facilities of the other party on or account of anything which may be done, happen or arise with respect to such gas after such delivery and receipt. Nothing herein shall be deemed to relieve either the receiving party or the delivering party from responsibility for any damages or losses which may arise or occur as a result of the negligence of that party. Each of the parties hereto agrees to indemnify, defend, and hold the other party harmless from and against any and all claims, liabilities, damages, losses, costs, and expenses (including attorney s fees) incurred by the indemnified party arising from or relating to any damages, losses or injuries for which the indemnifying party is responsible pursuant to the provisions of this Section.
    2. Customer hereby warrants that it has good rights to deliver, or cause to be delivered, the gas delivered hereunder and the right of Transporter to transport the same and Customer warrants that all such gas is free from all liens and adverse claims. Transporter hereby warrants that it has the right to redeliver gas to Customer and all such gas is free from all liens and adverse claims from all third parties.
    3. Customer agrees to indemnify Transporter and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to the gas delivered by Customer to Transporter hereunder or to all taxes, license fees or charges thereon which may be levied and assessed against Customer upon the delivery thereof to Transporter. Transporter agrees to indemnify Customer and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all persons to the gas redelivered by Transporter to Customer hereunder or, except as provided in this Agreement with respect to reimbursement of the same, to all taxes, license fees or charges imposed upon the redelivery to Customer. If any such adverse claim is asserted with respect to the gas delivered hereunder, with respect to the right to deliver or redeliver such gas, or with respect to the right to receive payment for transporting such gas, the party against whom the adverse claim is asserted shall have the right to retain any amount of money up to the amount of such claim out of the money then or thereafter payable to the other party hereunder. Such money shall be retained without interest as security for the performance of the indemnity obligations described above with respect to such adverse claim until such adverse claim has been finally determined or until the party against whom the adverse claim is asserted shall have received a bond from the other party in an amount and with a surety satisfactory to the party against whom the claim is asserted, conditioned to hold such party harmless or otherwise protect such party with respect to such claim.
                               ARTICLE B-VII
                         GOVERNMENTAL REGULATIONS
    1. This Agreement shall be subject to all relevant, present, future, local, state and federal laws, and all rules, regulations and orders of any regulatory authority having jurisdiction. Neither party shall be held in default for failure to perform hereunder if such failure is due to good faith compliance with such party's best understanding of the requirements of any such laws, orders, rules or regulations. Customer warrants that gas and concomitant production transported hereunder has been and will be produced and handled in compliance with the requirements of the Fair Labor Standards Act of 1938, and amendments thereto, and any other applicable laws, orders, rules and regulations.
                            END OF EXHIBIT "B"